Exhibit 99.3
CT COMMUNICATIONS PRESS RELEASE
October 27, 2005
Concord, NC
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Declares Quarterly Dividend
CT Communications, Inc., (NASDAQ: CTCI) declared a quarterly cash dividend on its common stock of $0.10 per share to all shareholders of record as of the close of business on December 1, 2005. The quarterly dividend is payable on December 15, 2005.
CT Communications, Inc., which is headquartered in Concord, NC, is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including local and long distance telephone service, Internet and data services and wireless services.